Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors of
Northern Trust Corporation:

We consent to the incorporation by reference in the registration statements on Form S-3 No. 333-197686 and on Form S-8 Nos. 333-180827, 333-144848, 333-86418, and 333-212602 of Northern Trust Corporation of our reports dated February 27, 2017, with respect to the consolidated balance sheets of Northern Trust Corporation and subsidiaries as of December 31, 2016 and 2015, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2016, and the effectiveness of internal control over financial reporting as of December 31, 2016, which reports appear in the December 31, 2016 annual report on Form 10-K of Northern Trust Corporation.

/s/ KPMG LLP

Chicago, Illinois
February 27, 2017